Exhibit 99.5

Form of Letter to Clients

TransUnion Holding Company, Inc.

Exchange Offer for

9.625%/10.375% Senior PIK Toggle Notes due 2018

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                     , 2012 unless extended (the “expiration date”).

                    , 2012

To our Clients:

Enclosed for your consideration is a prospectus dated                     , 2012 (the “prospectus”) and the accompanying letter of transmittal (the “exchange offer”) relating to the offer by Trans Union Holding Company, Inc., a Delaware corporation (the “Issuer”), to exchange up to $600,000,000 aggregate principal amount of its new 9.625%/10.375% Senior PIK Toggle Notes due 2018, Series B (the “exchange notes”). Each exchange note has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Issuer is offering to exchange the exchange notes for any and all of their outstanding 9.625%/10.375% Senior PIK Toggle Notes due 2018, Series A (the “outstanding notes”), which they issued in a private transaction that was not subject to the registration requirements of the Securities Act.

As set forth in the prospectus, the terms of the exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes. Outstanding notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. Outstanding notes may be tendered in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

We are forwarding the enclosed material to you as the beneficial owner of outstanding notes held by us for your account or benefit but not registered in your name. Only we may tender outstanding notes in the exchange offer as the registered holder, if you so instruct us. Therefore, the Issuer urges beneficial owners of outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange outstanding notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all outstanding notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and the letter of transmittal before instructing us to exchange your outstanding notes.

You should forward instructions to us as promptly as possible in order to permit us to exchange outstanding notes on your behalf before the exchange offer expires at 5:00 p.m., New York City time, on                     , 2012, unless extended. A tender of outstanding notes may be withdrawn at any time prior to the expiration time, which is 5:00 p.m., New York City time, on                     , 2012, or the latest time to which the exchange offer is extended.

We call your attention to the following:

(1) The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2012, unless extended. Outstanding notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date.

(2) The exchange offer is for the exchange of $2,000 principal amount of exchange notes, and integral multiples of $1,000 in excess thereof, for each $2,000 principal amount of outstanding notes, and integral multiples of $1,000 in excess thereof. An aggregate principal amount of $600,000,000 of outstanding notes was outstanding as of the date of the prospectus.

(3) The exchange offer is subject to certain conditions. See “Exchange Offer—Conditions” in the prospectus.

(4) The Issuer has agreed to pay certain of the expenses of the exchange offer. It will pay any transfer taxes incident to the transfer of outstanding notes from the tendering holder to the Issuer, except as provided in the prospectus and the letter of transmittal. See “Exchange Offer—Fees and Expenses” in the prospectus and instruction 8 of the letter of transmittal.

(5) Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission, the Issuer believes that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

(a)	You are acquiring the exchange notes in the ordinary course of your business;

(b)	You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes;

(c)	You are not an “affiliate” of the Issuer; and

(d)	You are not a broker-dealer that acquired any of its outstanding notes directly from the Issuer.

The Issuer is not making the exchange offer to, nor will it accept tenders from or on behalf of, holders of outstanding notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your outstanding notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form entitled “Instruction to Registered Holders and DTC Participants From Beneficial Owner of 9.625%/10.375% Senior PIK Toggle Notes due 2018.”

The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to exchange outstanding notes held by us and registered in our name for your account or benefit.

Instructions

The undersigned acknowledge(s) receipt of your letter and the material enclosed with and referred to in your letter relating to the exchange offer of the Issuer.

This will instruct you to tender for exchange the aggregate principal amount of outstanding notes indicated below (or, if no aggregate principal amount is indicated below, all outstanding notes) held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal.

Aggregate principal amount of outstanding notes to be tendered for exchange:*

$                                                  9.625%/10.375% Senior PIK Toggle Notes due 2018

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of outstanding notes in the space above, all outstanding notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Name(s) (please print)

Taxpayer Identification or Social Security Number(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Telephone (include area code)

Address (include zip code)

Date